UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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GUESS?, INC.
(Name of Registrant as Specified in Its Charter)

LEGION PARTNERS HOLDINGS, LLC

LEGION PARTNERS, L.P. I

LEGION PARTNERS, L.P. II

LEGION PARTNERS SPECIAL OPPORTUNITIES, L.P. XVIII

LEGION PARTNERS, LLC

LEGION PARTNERS ASSET MANAGEMENT, LLC

CHRISTOPHER S. KIPER

RAYMOND T. WHITE

GRETCHEN E. CARLSON

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Legion Partners Holdings, LLC, a Delaware limited liability company (“Legion Partners Holdings”), together with the other participants named herein (collectively, “Legion”), has filed a definitive proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes against the election of certain director candidates nominated by Guess?, Inc., a Delaware corporation (the “Company”) for election at the Company’s 2022 annual meeting of shareholders.

Item 1: On April 20, 2022, The Daily Beast published the following article:

The Daily Beast

Will Guess Finally Be Shamed Into Dumping Its Co-Founder? [Opinion]

By Gretchen Carlson

April 20, 2022

END THE CYCLE OF ABUSE

In a guest column, Gretchen Carlson calls upon the iconic fashion brand and its major investors to get rid of Marciano, who has been many times accused of sexual misconduct.

How surprised would you be to learn that a top executive and board member of a popular women’s clothing brand has been accused of sexually harassing and assaulting more than a dozen of the brand’s models? Given my personal experience as a woman in the workplace, I wouldn’t be stunned.

What is shocking about this situation, however, is that this man has remained in his leadership roles despite more than a dozen harassment accusations—and six-figure settlements with victims—stretching back decades. The individual in question, Paul Marciano, is one of the co-founders of Guess?, Inc., and currently occupies a powerful position at the company as chief creative officer. He and his brother, Maurice, also both serve on the board and are substantial shareholders.

Incredibly, the heinous accusations and payouts have been openly known about for years. In fact, in 2018, Kate Upton went public with her story of being harassed by Paul Marciano while she was a model for Guess. There have been numerous media reports on other allegations from other women who have come forward, including several since 2021. (Many of these stories were reported by The Daily Beast’s Diana Falzone, a former Fox News colleague with whom I co-founded Lift Our Voices, fighting to end contractual clauses preventing employees from discussing or disclosing toxic workplaces and sexual harassment or assault.)

I believe this is an abhorrent example of something that should be long gone in corporate America—namely, that such men can be protected, enabled, and shielded from any significant consequences. Case in point: Guess itself has spent nearly $1 million on settlements to make these accusations go away, and Paul Marciano has not faced his day in court presumably due to the specious arbitration clauses that have protected men like him for years.

I’ve made it my life’s passion to make workplaces safer for all women—and I’ve recently focused on eliminating these arbitration clauses. Earlier this month, I was successful in getting my landmark bipartisan legislation passed in Congress and stood with the President and Vice President on March 3rd to sign the bill into law.

The Ending Forced Arbitration of Sexual Assault and Sexual Harassment Act—the biggest labor law change in the last 100 years—eliminates the ability for companies to force employees into the secret chamber of arbitration for harassment and assault claims. Instead, it offers an open jury process if the victim so chooses. It’s a game changer for millions.

Regarding Guess, I’m encouraged by one recent development. Legion Partners, an investment fund based in Guess’s hometown of Los Angeles, recently launched a campaign to shame the company into doing the right thing and ejecting Paul—and his brother Maurice—from the company. It is heartening to see this movement and I believe that all women—especially those who purchase Guess clothes—should be up in arms about Paul Marciano’s continued leadership role in light of these numerous allegations. I also call on the major institutional investors of the finance world who own Guess stock to pressure Guess to end the Marcianos’ long tenure by withholding their vote against Paul and Maurice Marciano at the company’s upcoming annual meeting.

As the co-founder of Lift Our Voices, I have heard from thousands of women who have been harassed in the workplace but have not spoken out. I have also heard from women who did make their stories known and who lost their jobs as a result. These stories are heart-wrenching—especially because these women often have no recourse.

If we don’t start addressing these issues head on and take action to eliminate the bad apples—we simply continue the vicious cycle of abuse. It’s only through the bravery of others in power and by speaking openly about these issues that we actually begin to solve them.

The Guess example is one of many, but it is one of the most egregious. In today’s corporate America, with a growing focus on environmental, social and governance issues, given the severity of the allegations, the Marcianos’ continued presence at Guess should not be tolerated.

—

Gretchen Carlson is an internationally recognized advocate for women’s rights whose bold actions against Fox News Chairman Roger Ailes helped pave the way for the global #MeToo movement. She is the co-founder of Lift Our Voices.

Item 2: Also on April 20, 2022, Legion posted the following materials to www.ABetterGuess.com/: